Exhibit 99.1
Cardica, Inc. Files Post-Effective Amendment
REDWOOD CITY, Calif. – February 7, 2006 – Cardica, Inc. (Nasdaq: CRDC) today announced the filing with the Securities and Exchange Commission on February 6, 2006 of a Post-Effective Amendment to Registration Statement on Form S-1 No. 333-129497 (the “Registration Statement”), which updates certain information in the prospectus filed pursuant to Rule 424(b)(4) on February 2, 2006, to the Registration Statement contained under the headings “Risk Factors – Risks Related to Our Business,” “Business – Patents and Intellectual Property” and “Financial Statements”.
The prospectus filed February 2, 2006 contained disclosure in the Risk Factors, the Business section, and in a subsequent event footnote to the financial statements regarding a pending action to provoke an interference related to one of Cardica’s patents. Cardica learned on February 3, 2006 after close of market, that the information related to this matter had changed sometime between February 1, 2006 and February 3, 2006. In light of the new information, Cardica has provided the updated information by means of the Post-Effective Amendment.
The facts related to this matter, as known to Cardica as of February 6, 2006, are as follows:
•	On October 28, 2005, we received a letter from Integrated Vascular Interventional Technologies, Inc., referred to as IVIT, advising Cardica for the first time of IVIT’s effort to provoke an interference in the U.S. Patent and Trademark Office between one of IVIT’s patent applications (serial no. 10/243,543) and a patent currently held by Cardica (U.S. patent no. 6,391,038) relating to the C-Port system. Cardica also learned on that date that IVIT is attempting to provoke an interference in the U.S. Patent and Trademark Office between another of its U.S. patent applications (serial no. 10/706,245) and another of Cardica’s issued patents (U.S. Patent No. 6,478,804). IVIT made no specific demands in the letter, but alleges that it had an indication of an allowed claim and that it expected to receive a declaration of interference regarding that claim, and states that it would be “strategically beneficial” for Cardica to discuss this matter prior to receiving a declaration of interference.
•	On February 3, 2006, Cardica found an entry on the U.S. Patent and Trademark Office website dated February 1, 2006 stating that an interference initial memorandum had been entered in IVIT’s U.S. Patent Application Serial No. 10/243,543.
Cardica continues to believe, after conferring with intellectual property counsel, in light of this recent development, if at some time in the future, the Patent Appeals Board declares an interference, that IVIT would be unlikely to succeed in an interference. Cardica will vigorously defend its patents against such claims of interference, although there can be no assurance that we will succeed in doing so. Cardica further believes that if IVIT’s patent claims are allowed in their present form, its products would not infringe such claims. There can be no assurance that IVIT’s patent claims, if allowed, will be in their present form, or that Cardica’s products would not be found to infringe such claims or any other claims that are issued.
About Interference Proceedings
An interference is a proceeding within the U.S. Patent and Trademark Office to determine priority of invention of the subject matter of patent claims. The decision to declare an interference is solely within the power of the Board of Patent Appeals and Interferences of the U.S. Patent and Trademark Office, or the Patent Appeals Board, and can be made only after claims in a patent application are deemed allowable by the examiner but for the interfering subject matter (in this case Cardica’s issued patents) and a determination is made that interfering subject matter exists.
An interference initial memorandum is prepared by an examiner when the examiner believes that at least one pending claim is allowable but for the interfering subject matter (in this case Cardica’s issued patents) and an interference is appropriate. The interference initial memorandum is forwarded to the Patent Appeals Board to determine whether an interference is or is not appropriate. If an interference is appropriate the Patent Appeals Board will issue a declaration of interference within a matter of months or years from the date of the initial interference memorandum. The declaration of interference initiates an adversarial proceeding in the U.S. Patent and Trademark Office before Patent Appeals Board. That proceeding would involve issues including but not limited to, whether an interference proceeding is appropriate, whether the involved claims of the parties are patentable and which party was first to invent the interfering subject matter.
About Cardica
Cardica, Inc. designs and manufactures proprietary automated anastomotic systems used by surgeons to perform coronary artery bypass graft (CABG) surgery. Cardica’s first two products are the C-Port(R) Distal Anastomosis System (C-Port) and the PAS-Port(R) Proximal Anastomosis System (PAS-Port). Our C-Port system received the European Union’s CE Mark in April 2004 and 510(k) clearance from the U.S. Food and Drug Administration in November 2005. Our PAS-Port system received the CE Mark in March 2003 and regulatory approval in Japan in January 2004.
Note Regarding Forward Looking Statements
Statements contained in this press release that are not historical facts, including information about management’s view of the likelihood that IVIT would succeed in provoking an interference, the likelihood IVIT would succeed in any interference proceeding, whether Cardica’s technology does or may be deemed to infringe that of IVIT, whether Cardica will defend its patents, and other matters, constitute forward-looking statements. The words “believe,” “expect,” “intend” and “will” or similar expressions are intended to identify forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the process and timing involved in provoking an interference, whether the U.S. Patent and Trademark Office would concur with Cardica’s view that an interference is unlikely to succeed and that its technology does not infringe that of IVIT, and other risks and uncertainties described in the Post-Effective Amendment. You are encouraged to read the Company’s filings with the U.S. Securities and Exchange Commission, available at www.sec.gov.
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Contacts:
Robert Y. Newell
Vice President, Finance & Operations, Chief Financial Officer
650-331-7166
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
415-999-2361
daryl@weisscommpartners.com